Exhibit 99.1

FOR IMMEDIATE RELEASE

TWL CORPORATION ANNOUNCES RESTRUCTURING
 AND EXPENSE REDUCTION
Optimizing Cost Structure

CARROLLTON, Texas – April 15, 2008 – TWL Corporation (TWLO.OB, www.twlk.com), a leading provider of workplace training and information content for business and government organizations, announced today that the Company has undergone a substantial cost restructuring effort as part of its overall profitability recovery plan.

These actions are a component of completing the next phase of the recovery plan initiated in May of 2006.  At that time, management began a program to stabilize the Company’s declining revenues by reducing expenses, reorganizing sales, instituting new marketing initiatives and rebuilding production of core content and new programming.

The restructuring announced today involves the layoff of 43 fulltime employees and 5 part time employees, about a 27% reduction in staff effective April 14, 2008.

As a result of these actions the Company projects an overall reduction in annualized expenses of approximately $2.77 Million, including approximately $577,000 in the current 2008 Fiscal year.  The Company will incur a one-time charge for severance costs of up to $35,000 in the current fiscal quarter.

“In the last six months our Company has made substantial strategic progress, however our revenues have not reached projected levels.  As a result we have taken appropriate actions to bring our overhead in line.  We are very excited by our customers’ initial enthusiasm for the first product from our March acquisition of Divergent Entertainment – Everybody Goes Home™.  Its launch at the recent FDIC trade show exceeded all expectations.  In addition, the recently formed Underwriting Group is also achieving initial success,” said Dennis Cagan, Chairman, Chief Executive Officer and President.  “Our management team, including the addition of Danny Hammett and Sheri Mills, is extremely talented and dedicated.  We are confident that TWL is poised for the success we have predicted,” continued Mr. Cagan.

Patrick Quinn, TWL’s Chief Financial Officer, commented, “A reduction in force is always a difficult experience for everyone involved.  However, we have succeeded in treating our departing colleagues with dignity and respect, and this aggressive action is a necessary step to meet our obligations to  shareholders.

About TWL Corporation and its primary operating subsidiary TWL Knowledge Group, Inc.

TWL Corporation (TWLO.OB), through its subsidiary TWL Knowledge Group, Inc., is a leading global provider of integrated workplace learning solutions for skill development, compliance, safety, and emergency preparedness in the workplace.  Since 1986, the TWL Knowledge Group has met the training and education needs of more than 8 million professionals in the industrial, healthcare, automotive, fire & emergency, government, law enforcement, and the private security markets.

The following are some of the products and respected brands under TWL Knowledge Group:
•	FETN™ - Fire and Emergency Training Network
•	Everybody Goes Home™ - FETN Training Simulation
•	LETN™ - Law Enforcement Training Network
•	CBP-TV™ - Customs and Border Protection Television Network
•	American Heat™
•	PULSE™
•	PSTN™ - Professional Security Training Network
•	Homeland One™
•	Trinity Healthforce Learning™
•	Health and Science Television Network™

# # #

Contacts:

Dennis Cagan
(972) 309-5555
dennis.cagan@twlk.com